CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for CAM Hedge VIT Fund, a series of the Northern Lights Variable Trust, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Variable Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 20, 2013